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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                           Prior to September 10, 1996



  Acewin Profits Limited, a British Virgin Islands corporation

  China Machine Holdings Limited, a Hong Kong corporation

  Wuxi CSI Vibration Isolator Co., Ltd. (55%), a Sino-foreign joint venture




                            After September 10, 1996

  Westronix Limited, a British Virgin Islands corporation

  China Construction Holdings Limited, a Hong Kong corporation

  Hangzhou Zhongche Huatong Development Co., Ltd. (51%), a Sino-foreign joint venture